Exhibit 10.1

May 20, 2014

Re:    Amendment to Change in Control Agreement
Dear:
The Compensation Committee of the Board of Directors of Pixelworks, Inc. (the “Company”) has approved the amendment of your existing change in control agreement with the Company dated __________, as amended by letter dated __________ (the “Agreement”).
This letter, when countersigned and returned by you, will constitute an amendment of the Agreement to increase the provision for accelerated vesting from the existing 12 months of additional vesting to full 100% acceleration of vesting for all then-unvested equity awards held by you in the event of an Involuntary Termination (as defined the Agreement) of your employment with the Company within 6 months before, or on or within 12 months following, a Change of Control of the Company (as defined in the Agreement).
If you agree to amend your Agreement as set forth herein, please countersign below and return this letter to Steve Moore. You may do so by PDF, fax, or hard copy.

Very truly yours,
Pixelworks, Inc.
By:
Bruce Walicek, Chief Executive Officer

Accepted:

Print name:
Date:	May 20, 2014